Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Stock Plan, 2019 Equity Incentive Plan, and 2019 Employee Stock Purchase Plan of Peloton Interactive, Inc. of our report dated August 20, 2019 (except Note 19, as to which the date is September 25, 2019) with respect to the consolidated financial statements of Peloton Interactive, Inc. as of June 30, 2018 and 2019 and for each of the three years in the period ended June 30, 2019 included in its Registration Statement on Form S-1, as amended (File No. 333-233482) and related Prospectus filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

September 26, 2019